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                                                                    Exhibit 99.1

                                      [Horace Mann Educators Corporation logo]

                                                         Dwayne D. Hallman
                                                         Senior Vice President -
                                                           Finance
                                                         Horace Mann Educators
                                                           Corporation
                                                         (217) 788-5708
                                                         www.horacemann.com

                       HORACE MANN ISSUES EARNINGS WARNING

SPRINGFIELD, Ill., October 27, 2003 -- Horace Mann Educators Corporation (NYSE:HMN) announced today that its net income for the third quarter and nine months ended September 30, 2003 was negatively affected by approximately 57 cents per share due to adverse prior years' development and strengthening of property and casualty claims reserves. The company's recently completed internal reserve studies identified $30.1 million pretax of adverse prior years' development, which primarily relates to voluntary automobile liability claims from the 2001 and 2002 accident years. In addition to the prior years' development, the company also strengthened current accident year reserves by approximately $8 million pretax in the third quarter.

"We are obviously disappointed in the continuing and accelerated levels of adverse prior years' development, which have become more fully revealed as we have introduced new claims processes in 2003," said Louis G. Lower II, President and Chief Executive Officer. "We have retained independent property and casualty actuarial and claims consultants from Deloitte & Touche to conduct a review of our claims operations and reserving processes. This will include a review of claim files and claim handling processes and procedures (including case reserving and establishment of supplemental and IBNR reserves) and will help us understand the continuing adverse reserve development as well as give us perspective on future expectations and reserving implications. Completion of this independent review is targeted for January, 2004. While further adjustments to our reserves may be necessary based on this study, our September 30 held reserves of $308 million have been established toward what we, and our independent advisors, believe to be the high end of a reasonable range."

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Primarily as a result of the property and casualty adverse development and reserve strengthening, the company is reducing its guidance for full year 2003 net income before realized investment gains and losses to 30 cents to 40 cents per share.

Management of Horace Mann will host a conference call on October 28, 2003 at 8:30 a.m. EST to discuss the information announced today. The call will be simulcast over the Internet and can be accessed by logging onto a link on the Horace Mann website at www.horacemann.com. For those unable to listen to the simulcast, on-demand replay will be available via the Internet through November 28, 2003 or by telephone through November 4, 2003. To listen to a telephone replay of the call, dial 973-341-3080 (pin number 4272893). The company's third quarter earnings release is scheduled for October 30, 2003, with a conference call hosted by management the following day.

Horace Mann -- the largest national multiline insurance company focusing on educators' financial needs -- provides retirement annuities, life insurance, property/casualty insurance, and other financial solutions. Founded by educators for educators in 1945, the company is headquartered in Springfield, Ill. Horace Mann is publicly traded on the New York Stock Exchange as HMN. For more information, visit www.horacemann.com.

Statements included in this news release that are not historical in nature are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to certain risks and uncertainties. Horace Mann undertakes no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise. Information concerning factors that could cause actual results to differ materially from those in forward-looking statements is contained from time to time in the company's public filings with the Securities and Exchange Commission.

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